EXHIBIT 15.1

Bank United Corp.
3200 Southwest Freeway
Houston, Texas 77027

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Bank United Corp. and subsidiaries for the three and six-month periods ended March 31, 2000, as indicated in our report dated April 19, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Post-effective Amendment No. 6 to Form S-1 (Registration Statement No. 333-19237) on Form S-3, Post-effective Amendment No. 2 to Form S-1 (Registration Statement No. 333-37645) on Form S-3, Form S-8 (Registration Statement No. 333-42765), and Pre-effective Amendment No. 2 to Form S-3 (Registration Statement No. 333-75937 and No. 333-83797).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

KPMG LLP

Houston, Texas
April 19, 2000

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